SIXTH AMENDMENT TO

EMPLOYMENT AGREEMENT

BETWEEN

REGIONAL MANAGEMENT CORP. AND C. GLYNN QUATTLEBAUM

This Sixth Amendment to Employment Agreement (the “Amendment”) is made and entered into this 2nd day of July, 2014, by and between C. Glynn Quattlebaum (the “Employee”) and Regional Management Corp., a Delaware corporation (the “Corporation”).

W I T N E S S E T H

WHEREAS, the Employee and the Corporation entered into an Employment Agreement dated March 21, 2007, as amended to date (the “Agreement”); and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”) and the Board have determined that it would be in the best interests of the Corporation to appoint the Employee as a member of the Board (a “Director”) serving in the capacity of Vice Chairman of the Board, which shall also be an officer position of the Corporation, and, in connection therewith, for the Employee to hold the positions of Vice Chairman and Director; and

WHEREAS, the Employee and the Corporation desire to amend the Agreement effective as of the date set forth above.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 2.2 and Related Amendments.

(i)            Section 2.2 (“Duties During Employment Period”) shall hereby be amended by deleting the current text thereof and replacing it in its entirety with the following:

“(a)    Appointment and Nomination as a Member of the Board of Directors. The Board of the Corporation agrees that it will appoint Employee to the Board to serve as a member of the Board (a “Director”) and that it will nominate Employee for election as a Director at each annual meeting of stockholders at which directors are elected during the term of the Agreement, which term expires on March 21, 2017, commencing with the 2015 annual meeting of stockholders; provided, however, that the Board shall not be obligated to appoint or nominate the Employee to the Board if the Board determines in good faith that it would be inconsistent with or in violation of its fiduciary duties to do so, and, provided further, that it shall not be a breach of this Agreement if the stockholders of the Corporation fail to elect Employee as a Director or if Employee ceases to serve as a Director due to resignation, retirement, death, disability or the decision not to stand for election or re-election. In such capacity, Employee will perform such duties and exercise such powers that are consistent with the position of Director as set forth in Delaware law and the Bylaws, Corporate Governance Guidelines, and other governing documents of the Corporation.

(b)    Senior Officer Position with Title of “Vice Chairman of the Corporation.” In addition to, and separate from, the duties and position contemplated in Section 2.2(a) above, during the term of the Agreement, (i) Employee will be a full-time employee and officer of the Corporation with the title of “Vice Chairman of the Corporation,” and (ii) Employee will report directly to the Chief Executive Officer of the Corporation. In such capacity, Employee will perform such duties and exercise such powers that are consistent with the full-time officer position of Vice Chairman of the Corporation as are assigned to Employee by the Board or the Chief Executive Officer or as may apply under applicable law.

(c) President and Chief Operating Officer Transition. In addition, separate from the duties and position contemplated in Section 2.2(a) above, and as part of the duties and position contemplated in Section 2.2(b) above, Employee also agrees to continue to serve as President and Chief Operating Officer of the Corporation at the pleasure of the Board until a successor or successors have been named to such positions.

(d) Performance. Employee agrees that to the best of his ability and experience he shall at all times conscientiously perform all of his duties and obligations under the terms of this Agreement.”

(ii)        References in the Agreement to the terms “President” and “Chief Operating Officer,” including but not limited to the references to such terms in Section 1.1(y) (“Involuntary Termination”), shall hereby be deemed instead to be references to “Vice Chairman of the Corporation.”

2.	No Further Amendments. Except to the extent amended by this Amendment, the Agreement remains in full force and effect and unamended hereby. This Amendment shall constitute part of the Agreement.

3.	Counterparts. This Amendment may be executed in multiple counterparts, each of which may bear the signature of one or more parties hereto but which together shall constitute but a single instrument. A copy of the Amendment bearing a facsimile, photostatic, PDF or other copy of the signatures of a party hereto shall be as valid for all purposes as a copy of this Amendment bearing that party’s original signature.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

EMPLOYEE:

/s/ C. Glynn Quattlebaum
C. GLYNN QUATTLEBAUM

CORPORATION:

REGIONAL MANAGEMENT CORP.

By:	/s/ Donald E. Thomas
Title:	EVP and Chief Financial Officer

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